Exhibit 99.2

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com
ATI Announces Pricing of Senior Notes Offering
Pittsburgh, PA — January 4, 2011 — Allegheny Technologies Incorporated (NYSE: ATI) announced today that it has priced its public offering of senior notes due 2021. The offering is being made pursuant to the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).
ATI has agreed to sell $500,000,000 aggregate principal amount of 5.950% Senior Notes due 2021 (the “Senior Notes”). The Senior Notes will pay interest semi-annually in arrears at a rate of 5.950% per year and will mature on January 15, 2021, unless earlier repurchased. ATI intends to use net proceeds from the offering of the Senior Notes to finance the cash portion of the merger consideration to be paid in its previously announced acquisition of Ladish Co., Inc. (“Ladish”) and pay related fees and expenses. The additional net proceeds will be used for general corporate purposes.
J.P. Morgan, Citi, Morgan Stanley and BofA Merrill Lynch are the joint book-running managers for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the Senior Notes has been filed with the SEC.
Copies of the prospectus and preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from J.P. Morgan, 383 Madison Avenue, New York, NY 10179, Attn — Investment Grade Syndicate Desk or by telephone at (212) 834-4533, or from the SEC website at www.sec.gov.
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.8 billion during the twelve months ended September 30, 2010. ATI has approximately 8,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. ATI’s major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. ATI’s products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Important Information for Investors and Security Holders
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ATI has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of Ladish that also constitutes a preliminary prospectus of ATI. The registration statement has not yet been declared effective by the SEC. A definitive proxy statement/prospectus will be mailed to shareholders of Ladish.
INVESTORS AND SHAREHOLDERS OF LADISH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders of ATI and Ladish may obtain these documents (and any other documents filed by ATI or Ladish with the SEC) free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by ATI may be obtained free of charge by directing a request to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, Attention: Corporate Secretary, or from ATI’s website at www.atimetals.com. The documents filed with the SEC by Ladish may be obtained free of charge by directing a request to: Ladish Co., Inc. 5481 S. Packard Avenue, Cudahy, Wisconsin 53110, Attention: Wayne E. Larsen, Vice President Law/Finance and Secretary.
ATI, Ladish and their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ladish in connection with the proposed transaction. Information about the directors and executive officers of ATI is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 2, 2010. Information about the directors and executive officers of Ladish is set forth in its proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 15, 2010.
Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from our proposed acquisition of Ladish & Co., Inc. and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the SEC. We assume no duty to update our forward-looking statements.